Exhibit 10.1
Employment Agreement
The Princeton Review, Inc.
          This Employment Agreement (along with its Exhibits, (this “Agreement”) is between Stephen Melvin (“Exec”) and The Princeton Review, Inc. (“TPR”), and is subject to the terms of the current form of the Executive Compensation Policy Statement, dated July 1, 2005, a copy of which is attached as Exhibit A (the “Policy Statement”). Capitalized terms used herein are defined in The Princeton Review Glossary, also dated July 1, 2005, the current form of which governs this Agreement and is attached as Exhibit B. This Agreement supersedes any previous agreement with respect to Exec.
1.	Job Description: Starting January 26, 2007 (the “Effective Date”), Exec shall serve as EVP and Chief Financial Officer. Exec shall devote full business time and energies to the business affairs, including management and financial responsibilities, of TPR. Further he will use his best efforts, skill and abilities to promote TPR’s interests, in accordance with guidelines, policies and objectives established by TPR.
2.	Compensation: TPR shall pay Exec an annual base salary of $297,052 in accordance with TPR’s normal payroll practices as of January 17, 2007.
3.	Benefits: Exec shall also receive those medical, dental, life insurance benefits and D&O insurance benefits made available by TPR to the other G-0 Executives of TPR as a class in accordance with TPR policies.
4.	Transition Expenses: Until such point that Exec is covered by TPR’s health insurance plan, TPR shall reimburse Exec for the cost of his health insurance.
5.	Term: This Agreement has an initial expiration date of July 1, 2007 but will automatically be extended for additional six months period upon the completion of the initial term and any six-months extension period thereafter until (i) Exec voluntarily terminates employment or (ii) TPR gives contrary written notice to Exec at least one month prior to the completion of the initial term or any six-months extension period thereafter.
6.	Severance: If TPR terminates Exec’s employment for any reason other than for Cause or if this Agreement is terminated under Section 4.2 or 4.3 of the Policy Statement, then in lieu of the payments provided under Sections 5.2, 5.3 and 5.4 of the Policy Statement, TPR will pay Exec an amount equal to three months of his annual base salary in effect at the time of termination, payable in accordance with TPR’s standard payroll practices; provided, however, that in order to be eligible to receive such severance payments under this Section 5, Exec shall have executed and delivered to TPR a release agreement in the form of Exhibit B. If Exec leaves voluntary anytime after April 1, 2007, Exec will be eligible for a severance payment of $50,000. Exec shall be employed at-will, and either party may terminate Exec’s employment with or without Cause at any time. This is in lieu of any other payment.
7.	This Agreement shall be interpreted under the laws of the State of New York. If any provision of this Agreement shall be found to be invalid or unenforceable, that provision only shall be deemed to be deleted, or revised to validly express the intention of the parties, and the remainder of this Agreement, by intention of the parties shall remain valid and enforceable to the fullest extent permitted by law. This Agreement may be executed in counterparts This Agreement is personal to Exec and may not be assigned by him. TPR may assign this Agreement to any successor or affiliate. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and a modification of this Agreement will be binding only if in writing and executed by both parties.
Agreed to this January 19, 2007.

/s/ John Katzman	/s/ Stephen Melvin
John Katzman	Stephen Melvin
CEO

EXHIBIT A
The Princeton Review, Inc.
2005 Executive Compensation Policy Statement
Effective july 1, 2005
The Princeton Review, Inc (“TPR”) wants to fairly compensate its senior management in a consistent and clear way. This document will serve as an addendum to the employment agreements of executives selected by the Chief Executive Officer (“CEO”) or the Board of Directors (the “Board”).
The issues covered are as follows: (1) Who is eligible; (2) Responsibilities and Non-compete; (3) Term & Compensation; (4) Termination for Cause, Disability or Death; (5) Severance Benefits and Payments; (6) Change of Control; and the always-popular (7) Legal Stuff.
Section 1. Who is Eligible
1.1.	The CEO or the Board shall decide who will be covered under the Executive Compensation Policy.

1.2.	An executive will not be covered under the Executive Compensation Policy unless he or she has an effective employment agreement that provides for such participation.
Section 2. Responsibilities and Non-compete
2.1.	So long as this Agreement continues in effect, the Executive shall devote full business time and energies to the business affairs, including management and financial responsibilities, of TPR. Further, he or she will use his or her best efforts, skill and abilities to promote their interests, in accordance with guidelines, policies and objectives established by TPR and his or her manager.

2.2.	Any materials, writings, graphics, techniques, methods or products relating or reasonably applicable to TPR business, or any natural extension thereof, which may be developed by the Executive during his or her term of employment with TPR shall inure solely and fully to the benefit of TPR, without any additional compensation to the Executive.

In addition, TPR will be the exclusive owner of all intellectual property rights (including copyrights, patents, trade secrets, trademarks and moral rights) in all of the Executive’s works of authorship, inventions, and other creations, ideas, suggestions and contributions, either standing alone or as part of a collective work, that are within the scope of the Executive’s employment at TPR. At TPR’s request, the Executive agrees to sign all documents necessary to confirm this agreement and to secure and perfect TPR’s interest in such rights. The Executive acknowledges that during his or her employment with TPR, he or she may have had otherwise prohibited access to trade secrets and other oral or written information and materials that are confidential in nature and proprietary to TPR. The Executive will not, at any time, whether during or after the term of employment, directly or indirectly, by any means or devices whatsoever, copy, retain, disclose, use, or permit the use of or access to any confidential business information, except as may be required in the performance of the Executive’s duties for TPR. Upon termination or expiration of employment with TPR, the Executive will immediately turn over to TPR all copies of any confidential business information in his or her possession or control.

2.3.	In the event of a breach or threatened breach by the Executive of any provision of this Agreement which would be difficult to measure in terms of monetary damages, including, but not limited to, the disclosure of confidential business information, or the unauthorized rendering of services to any person or firm engaged in a business competitive with that of TPR or its franchises as described in Section 2.4 below, TPR shall by agreement of the parties be entitled to obtain a restraining order, injunction and all other appropriate equitable remedies in addition to other applicable remedies provided by applicable law. It is expressly agreed that the Executive’s obligation to maintain the confidentiality of the business of TPR and its franchises, which are not matters of general public knowledge, will survive the termination of this Agreement.

2.4.	The Executive agrees that his or her services provided to TPR are of a special, unique and intellectual character, and the Executive’s position with TPR places him or her in a position of confidence and trust with the business, customers and employees of TPR and its affiliates. Accordingly, the Executive agrees during the term of this Agreement and for a period of eighteen (18) months following the expiration or termination of this Agreement not to:

2.4.1.	engage in any capacity, in the business of providing assistance with or professional training for state standards and assessments, preparation for standardized examinations, or the college, professional school, or graduate school admissions process, without the advance written consent of TPR, or

2.4.2.	solicit the services of any employee of TPR or any of its franchises (or any individual employed by TPR or any of its franchises within the then most recent 12 months) or take any action that results, or might reasonably result, in any employee ceasing to perform services for TPR or any of its franchises and commencing to perform services for the Executive or any person or entity associated with the Executive. If the Executive breaches this Section 2.4, he or she will immediately forfeit as of the time of such breach the right to receive any severance payments or benefits under this Agreement and forfeit the gain from any stock options exercised following a termination of employment. In addition, TPR will be entitled to require that the Executive repay to TPR the value of any such payments or benefits previously paid to the Executive and to pursue any additional remedies at law or equity, including, without limitation, those contemplated by Section 2.3 above.
2.5.	If any provision of this Section 2 is found to be void or unenforceable, in whole or in part, then the remainder of the provisions of this Section 2 will remain in full force and effect and in no way be affected or impaired, and the provision so found to be void or unenforceable will be deemed modified in amount, duration, scope or otherwise to the minimum extent necessary such that such provision shall not be void or unenforceable and, as so modified, will remain in full force and effect.
Section 3. Term & Compensation:
3.1.	The Agreement has an initial one-year term, which will automatically be extended for additional two-year periods upon the completion of the initial one-year term or any two-year extension period thereafter until (i) the Executive voluntarily terminates employment or (ii) TPR gives contrary written notice to the Executive at least 60 days prior to the completion of the initial one-year term or any two-year extension period thereafter.

3.2.	Base annual salary is payable in 26 equal bi-weekly installments.

3.3.	The Executive may be eligible for an annual bonus in accordance with The Princeton Review Bonus Policy, attached hereto as Exhibit A.

3.4.	A health insurance plan comparable to the best plan being provided on a current basis to management executives of TPR or other TPR employees.

3.5.	Other benefits such as 401(k), cafeteria plan, educational reimbursement and such others as may be provided to other management personnel of TPR or other TPR employees.

3.6.	Three weeks of paid vacation.
Section 4. Termination of Employment:
4.1.	TPR may terminate the Executive’s employment for Cause.

4.2.	TPR may terminate the Executive’s employment due to his or her “Disability.” For purposes of this Agreement, the Disability of the Executive shall mean that the Executive shall fail to perform the duties of employment because of illness or incapacity to perform for 90 successive days, or for shorter periods aggregating 90 days or more in any consecutive 12-month period (the “Periods of Disability”). In no event will the Executive’s absence from work on an approved maternity or paternity leave be counted as a Period of Disability.

4.3.	This Agreement shall terminate immediately upon the Executive’s death.

4.4	If the Executive voluntarily terminates without Adequate Notice, any stock options granted to the Executive shall immediately terminate upon the Executive’s termination of employment.

Section 5. Severance Payments and Benefits:
5.1.	If the Executive’s employment terminates for any reason during the term of the Agreement, the Executive will be entitled to receive his or her salary through the date of termination (and a cash payment for vacation accrued to that date).

5.2.	If TPR terminates the Executive’s employment due to his or her Disability, then, in addition to the payments provided under Section 5.1 above (which will include the salary accrued by the Executive during the Period(s) of Disability), the Executive will also continue to receive base salary for a period of six months following the date of termination, minus any other Disability benefits provided by TPR to the Executive during this period. Payment under this Section 5.2 will, however, immediately cease upon the Executive’s return to employment with TPR or any other employer.

5.3.	If TPR terminates the Executive’s employment without Cause, or if the Executive terminates employment after being Reassigned, then, in addition to the payments provided under Section 5.1 above, TPR will pay the Executive his or her annual base salary for an additional six months following termination. In addition, the Executive will be entitled to reimbursement of COBRA payments to maintain medical and dental insurance for a number of weeks equal to twice the number of years he or she was employed full-time by TPR.

5.4.	If TPR does not renew the Agreement under Section 3.1 above, then, in addition to the payments provided under Section 5.1 above, TPR will pay the Executive an amount equal to his or her weekly salary multiplied by twice the number of years he or she was employed full-time by TPR. This payment will not be due if TPR is in the process of Terminating for Cause at the time of renewal.

5.5.	Any severance payments or benefits provided under this Section 5 shall be in consideration of, and subject to, the Executive’s performance of the non-competition obligations of Section 2.4 above.

5.6.	To the extent permitted by law, the total amount of any severance payments or benefits provided under this Section 5 shall be paid ratably over time pursuant to TPR’s regularly scheduled payroll system based on the number of months of the Executive’s annual base salary to be paid, and shall be subject to withholding taxes.
Section 6. Change in Control:
6.1.	TPR shall retain full and unlimited discretion to add to or to dispose of TPR. However, if there is a Change in Control during the term of the Agreement, the Executive will be entitled to immediate vesting and settlement of all deferred stock and stock options then held by the Executive under the relevant plans, and of all other stock-based awards granted to the Executive under any stock-based incentive plan of TPR.
Section 7. Legal Stuff:
7.1.	Except for the right of TPR to seek equitable relief under the circumstances provided by Section 2 hereof, any controversy, dispute or claim arising under or relating to the provisions of this Agreement, or the breach thereof, shall be determined by arbitration in the City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision and award in such arbitration proceeding shall be binding and final on the parties, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.2.	If any provision of the Agreement shall be found to be invalid or unenforceable, that provision only shall be deemed to be deleted, or revised to validly express the intention of the parties, and the remainder of the Agreement, by intention of the parties, shall remain valid and enforceable to the fullest extent permitted by law.

7.3.	The Agreement is personal to the Executive and may not be assigned by him or her. TPR may assign the Agreement to any successor, or to any party or corporation that may succeed to the business of TPR or of such successor by sale of assets, merger, or consolidation or otherwise, provided the assignee assumes the responsibilities and obligations of TPR under the Agreement.

7.4.	The Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof. A modification of this Agreement will be binding only if agreed to in writing by the party sought to be bound or obligated.

7.5.	The Agreement shall be interpreted under the laws of the State of New York.

7.6.	The Agreement may be executed in any number of identical counterparts, and each counterpart shall be deemed a duplicate original hereof.

7.7.	The Compensation Committee shall administer this Policy and shall have exclusive authority and discretion to interpret and construe the terms hereof and determine eligibility for payments and benefits hereunder with respect to the CEO and each other Executive Officer. Any such determination will be final and binding on the Executive Officer unless arbitrary and capricious or made in bad faith. The CEO, however, shall administer this Policy and shall have exclusive authority and discretion to interpret and construe the terms hereof and to determine eligibility for payments and benefits hereunder with respect to any other executive of TPR that is covered by this Policy. Any such determination will be final and binding on the executive unless arbitrary and capricious or made in bad faith.

7.8.	Any payments due to the Executive hereunder will be reduced by all required withholding and other taxes.

7.9.	Many definitions and terms used here can be found in The Princeton Review Glossary. Any of the terms herein may be superceded by the specific employment agreement to the extent that the employment agreement specifically provides that it is superceding a term herein. The Executive’s specific employment agreement, together with this addendum, are referred to herein as the “Agreement”. However, the terms herein supercede those of the Stock Option Grant or Stock Incentive Plan.

EXHIBIT B
The Princeton Review Glossary — 2005
EFFECTIVE JULY 1, 2005
In many documents and agreements used by The Princeton Review, Inc. we use certain terms. In order that all of those documents refer to the same things in the same way, we have created this Glossary.
1)	“Adequate Notice” is 4 weeks prior written notice that an Executive Officer must provide to the Company in the event that such Executive Officer voluntarily terminates his or her employment with the Company.

2)	“Agreed Value” is the fair market value of the Company as determined by the Company through the valuation committee set up in the Stockholder’s Agreement.

3)	“Board” shall mean the Board of Directors of the Company.

4)	“Cause” shall mean:
a)	dishonesty or the willful engaging by an employee in illegal conduct, if such acts materially injure the company;

b)	the willful failure of an employee to perform the material duties of his or her employment (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand is delivered to the employee which identifies the manner in which the employee has not substantially performed his or her duties;

c)	the willful engaging by an employee in gross misconduct in connection with the performance of his or her duties which is materially injurious to his or her employer; or

d)	disloyalty towards the Company which results in material harm to the Company, which specifically shall include, but not be limited to, actions which are inconsistent with the fiduciary duty owed the Company arising by law from employment as an officer and agent of the Company.
5)	A “Change in Control” shall mean:
a)	an acquisition or acquisitions of 30% or more of the Company’s then issued and outstanding voting stock, with preferred stock on an as-converted basis, that results in a change in the CEO or Chairman of the Board, by an outside entity or entities (as defined below);

b)	a merger or consolidation of the Company, unless (1) following the transaction, former stockholders of the Company continue to hold at least 50% of the voting stock of the surviving entity or (2) the transaction is effected to implement a recapitalization in which no outside entity or entities acquire control of 50% or more of the Company’s voting stock;

c)	during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period);

d)	a liquidation or dissolution of the Company, or sale of substantially all of its assets to an outside entity or entities; or

e)	the execution of a binding agreement which, if consummated, would result in a Change in Control as defined above;
i)	provided, that, notwithstanding anything to the contrary in the foregoing, neither the initial public offering of the common stock of the Company, nor the temporary holding of Company securities by an underwriter pursuant to an offering of such securities, shall be deemed to constitute, or otherwise be treated as, a Change in Control.

ii)	For purposes of this definition, an “outside entity” includes “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as of April 1, 2000. Notwithstanding anything to the contrary in the foregoing, an “outside entity” shall not include SG Capital Partners, L.L.C.
6)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

7)	“Common Stock” shall mean the common stock of the Company.

8)	“Committee” shall mean the Compensation Committee of the Board or such other committee appointed either by the Board or by such Compensation Committee to administer the Plan.

9)	“Company” shall mean The Princeton Review, Inc.

10)	“Deferral Period” shall mean the period during which receipt of an award of Deferred Stock shall be deferred.

11)	“Deferred Stock” shall mean an award of deferred stock granted to an employee under the Stock Incentive Plan.

12)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

13)	“Executive Officer” shall mean an executive officer of the Company as defined in Rule 3b-7 of the Exchange Act.

14)	“Incentive Stock Option” shall mean a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code.

15)	“Fair Market Value” shall mean the closing sale price of the Stock on a given date as reported on the NASDAQ, or such other national securities exchange as may be designated by the Company, or, in the event that the Stock is not listed for trading on a national securities exchange but is quoted on an automated system, on such automated system.

16)	“Non-Qualified Stock Option” shall mean a Stock Option which is not an Incentive Stock Option.

17)	“Reassigned” shall mean:
a)	a material detrimental change in an employee’s duties, titles or reporting responsibilities from those in effect;

b)	the relocation of the employee by more than 50 miles from the office at which he or she was based, or, if the employee consents to relocation, the failure by the Company to pay the Executive’s reasonable moving expenses and indemnify him or her against loss realized in the sale of his or her principal residence in connection with the relocation;

c)	the Company’s failure to have any successor assume the Agreement; or

d)	any other material breach by the Company of the Agreement.
18)	“Related Company” shall mean any affiliate of the Company designated as such by the Committee.

19)	“Restricted Stock” shall mean an award of shares of Stock granted to an employee pursuant to the Stock Incentive Plan.

20)	“Stock” shall mean the common stock of the Company.

21)	“Stock Incentive Plan” shall mean The Princeton Review, Inc. 2000 Stock Incentive Plan, or any successor plan thereto.

22)	“Stock Option” shall mean an award to purchase shares of Stock granted to an employee pursuant to the Stock Incentive Plan, which may be either a Non-Qualified Stock Option or an Incentive Stock Option.